Exhibit 99.1

NEWS RELEASE                                       INVESTOR CONTACT:
                                                   -----------------
                                                   Mark D. Whitham, CFO
FOR IMMEDIATE RELEASE                              847 295 8600, Ext. 120
---------------------
                                                    MEDIA CONTACT:
                                                    --------------
                                                    Jim Hurley, Hurley Advisors
                                                    847 295 8600, Ext. 127 (or)
                                                    323 876 2379



MFN FINANCIAL CORPORATION SIGNS

$300 MILLION RECEIVABLE FINANCING AGREEMENT

LAKE FOREST, IL - MARCH 22, 2001 - MFN Financial Corporation (OTC BB: MFNF), today announced it has entered into a $300 Million Receivable Financing Agreement with Deutsche Bank AG, as agent and MFN Funding LLC, a special purpose company which will hold the Company's automobile finance receivable contracts and will borrow funds under the financing agreement.

The financing agreement is collateralized by substantially all of the Company's automobile finance receivable contracts. The Company will use proceeds from the financing agreement, together with available cash, to liquidate at maturity on March 23, 2001, the Company's existing $342,908,000 outstanding Senior Secured Debt and to fund future purchases of finance receivable contracts on a revolving basis through the initial term expiring March 19, 2002.

Terms of the financing agreement call for the Company to complete a term securitization of at least 90% of the eligible finance receivable contracts in the facility by June 30, 2001 and to complete subsequent term securitizations every six months thereafter. After the initial term securitization is completed, the facility limit under the financing agreement will be reduced to $150 Million to fund new purchases of automobile finance receivable contracts.

"This financing agreement is a major step in our restructuring program, which began two years ago when the Company emerged from bankruptcy under new leadership," said Jeffrey B. Weeden, President and Chief Executive Officer. "During the past two years our management team has succeeded in refocusing the Company on the core business of buying and servicing automobile sales finance contracts. We have exited non-core businesses and modernized our systems to improve efficiency and risk management. The signing of this financing agreement is further evidence that the Company is back on solid financial ground," Weeden added.

MFN Financial Corporation, with headquarters in Lake Forest, IL, is a consumer finance company whose principal subsidiaries operate under the name of Mercury Finance Company. Mercury Finance Company provides specialized, individual financing for automobile nonprime credit buyers through automobile dealerships.

This news release may contain forward-looking statements pertaining to the success of the Company's new technology to process sales finance applications, new receivable financing agreement and other matters. These statements are subject to uncertainties and other factors. Should one or more of these uncertainties or other factors materialize, or should underlying assumptions prove incorrect, actual events or results may vary materially from those anticipated. Such uncertainties and other factors include the Company's ability to acquire finance receivables on terms it deems acceptable, changes in the quality of finance receivables, trends in the automobile and finance industries, the success of new business methods and systems, the Company's ability to complete a term securitization and satisfy other terms of the receivable financing agreement and general economic conditions. The Company undertakes no obligation to update any such factor or to publicly announce the results of any revisions to any forward-looking statements contained herein to reflect future events or developments.